Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 1, 2008
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND 2007 EARNINGS
Southfield, Michigan — February 1, 2008 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $12.5 million, or $0.40 per diluted share, for the three months ended December 31, 2007 compared to consolidated net income of $8.5 million, or $0.27 per diluted share, for the same period in 2006. For the year ended December 31, 2007 consolidated net income was $54.9 million, or $1.76 per diluted share, compared to consolidated net income of $58.6 million, or $1.66 per diluted share, for the same period in 2006.
Income from continuing operations for the three months ended December 31, 2007 was $12.3 million, or $0.40 per diluted share, compared to $8.5 million, or $0.27 per diluted share, for the same period in 2006. For the year ended December 31, 2007, income from continuing operations was $53.6 million, or $1.72 per diluted share, compared to $58.8 million, or $1.67 per diluted share, for the same period in 2006.
Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2007 was $15.9 million, or $0.51 per diluted share, compared to $15.8 million, or $0.50 per diluted share, for the same period in 2006. For the year ended December 31, 2007, adjusted net income was $63.4 million, or $2.04 per diluted share, compared to $63.5 million, or $1.80 per diluted share, for the same period in 2006.
Operating Results
Results for the three months and year ended December 31, 2007 compared to the same periods in 2006 include the following:

	% Change
	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007
Consumer loan unit volume	13.8%	16.8%
Consumer loan dollar volume	23.3%	27.4%
Number of active dealer-partners	21.9%	27.7%
Average loans receivable balance, net	27.7%	23.3%

Originations
The following table summarizes consumer loan dollar growth in each of the last eight quarters compared with the same period in the previous year:

Year over Year
Growth in Consumer Loan Dollar Volume
Three Months Ended	% Change*
March 31, 2006	11.1%
June 30, 2006	6.1%
September 30, 2006	26.4%
December 31, 2006	36.1%
March 31, 2007	41.1%
June 30, 2007	43.9%
September 30, 2007	2.2%
December 31, 2007	23.3%

*	Percentages are different than those previously reported. The table above reflects loan volume based on the date funds are disbursed to the dealer-partner. Previously, the information reported in this table reflected loan volume based on the date the consumer loan was received.
The increase in loan dollar volume during the three months ended December 31, 2007 is attributed to a new credit scorecard and an improving competitive environment.
The following table summarizes the changes in active dealer-partners and corresponding consumer loan unit volume:

	Three Months Ended December 31,
	2007	2006	% change
Consumer loan unit volume	25,156	22,100	13.8%
Active dealer-partners (1)	2,052	1,684	21.9%

Average volume per dealer-partner	12.3	13.1	-6.1%

Consumer loan unit volume from dealer-partners active both periods	16,885	17,815	-5.2%
Dealer-partners active both periods	1,097	1,097	0.0%

Average volume from dealer-partners active both periods	15.4	16.2	-5.2%

Consumer loan unit volume from new dealer-partners	1,624	1,566	3.7%
New active dealer-partners (2)	310	248	25.0%

Average volume per new active dealer-partners	5.2	6.3	-17.5%

Attrition (3)	-19.4%	-18.8%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but who received funding for no dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
The increase in loan unit volume in the three months ended December 31, 2007 was the result of an increase in the number of active dealer-partners, partially offset by lower volume per dealer-partner.   Volume per dealer-partner was negatively impacted by reductions in advance rates during the first six months of 2007 and the impact of new dealer-partners. Advance rates were reduced to increase the spread between the advance rate and the collection rate and reduce the risk of future advance losses.

Purchase Program
We began offering a Purchase Program on a limited basis in March of 2005. The Purchase Program differs from our traditional Portfolio Program in that the dealer-partner receives a single upfront payment from us at the time of origination instead of a cash advance and dealer holdback. Loans acquired through the Purchase Program are referred to as purchased loans. Loans acquired through the Portfolio Program are referred to as dealer loans. Purchase Program volume increased in 2007 as the program was offered to additional dealer-partners.
The following table summarizes key information regarding purchased loans:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
New purchased loan unit volume as a percentage of total unit volume	17.3%	4.0%
Net purchased loan receivable balance as a percentage of the total net receivable balance as of the end of the period	17.2%	4.6%
Loans originated under the Purchase Program represented 29.2% of total unit volume for the three months ended December 31, 2007.
Consumer Loan Performance
Although the majority of loan originations are recorded in our financial statements as dealer loans, each transaction starts with a loan from the dealer-partner to the individual purchasing the vehicle. Since the cash flows available to repay the dealer loans are generated, in most cases, from the underlying consumer loans, the performance of the consumer loans is critical to our financial results. The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2007. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted			% of Forecast
Loan Origination Year	Collection %	Advance %	Spread %	Realized
1998	67.4%	46.1%	21.3%	99.8%
1999	72.3%	48.7%	23.6%	99.1%
2000	72.8%	47.9%	24.9%	98.4%
2001	67.8%	46.0%	21.8%	97.8%
2002	71.0%	42.2%	28.8%	97.4%
2003	74.6%	43.4%	31.2%	97.1%
2004	73.7%	44.0%	29.7%	93.7%
2005	74.3%	46.9%	27.4%	85.1%
2006	69.9%	46.6%	23.3%	59.9%
2007	70.2%	46.5%	23.7%	19.9%

The following table presents the same information as the table above for purchased loans and dealer loans in 2007.

		Forecasted
	Loan Origination Year	Collection %	Advance %	Spread %
Purchased loans	2007	71.0%	49.5%	21.5%
Dealer loans	2007	70.0%	45.8%	24.2%
The following tables compare our forecast of consumer loan collection rates as of December 31, 2007, with the forecast as of December 31, 2006 and September 30, 2007. The tables include both dealer loans and purchased loans:

	December 31, 2007	December 31, 2006
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.5%	-0.1%
1999	72.3%	72.4%	-0.1%
2000	72.8%	73.0%	-0.2%
2001	67.8%	67.7%	0.1%
2002	71.0%	70.7%	0.3%
2003	74.6%	74.2%	0.4%
2004	73.7%	73.9%	-0.2%
2005	74.3%	74.2%*	0.1%
2006	69.9%	71.1%*	-1.2%
2007	70.2%	70.7%**	-0.5%

	December 31, 2007	September 30, 2007
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.4%	0.0%
1999	72.3%	72.3%	0.0%
2000	72.8%	72.9%	-0.1%
2001	67.8%	67.8%	0.0%
2002	71.0%	71.0%	0.0%
2003	74.6%	74.5%	0.1%
2004	73.7%	73.9%	-0.2%
2005	74.3%	74.3%	0.0%
2006	69.9%	70.4%	-0.5%
2007	70.2%	70.1%	0.1%

*	These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2006 and our 2006 earnings release as they have been revised for a seasonality factor. This seasonality factor was first applied during the first quarter of 2007.

**	Collection percentage represents the initial forecasted collection percentage for 2007 originations at the time of pricing.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The tables below show our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “License Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three months and year ended December 31, 2007 compared to the same periods in 2006 include the following:

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Adjusted average capital	$777,642	$573,959	35.5%	$710,113	$548,482	29.5%
Adjusted net income	$15,864	$15,836	0.2%	$63,401	$63,496	-0.1%
Interest expense after-tax	$5,928	$5,203	13.9%	$22,798	$14,699	55.1%
Adjusted net income plus interest expense after-tax	$21,791	$21,039	3.6%	$86,199	$78,195	10.2%
Adjusted return on capital	11.2%	14.7%	-23.6%	12.1%	14.3%	-14.9%
Cost of capital	6.8%	7.3%	-6.8%	7.0%	8.1%	-13.6%
Economic profit	$8,491	$10,562	-19.6%	$36,193	$33,892	6.8%
GAAP diluted weighted average shares outstanding	30,897,546	31,569,813	-2.1%	31,153,688	35,283,478	-11.7%
Adjusted net income per diluted share	$0.51	$0.50	2.0%	$2.04	$1.80	13.3%
Economic profit decreased 19.6% for the three months and increased 6.8% for the year ended December 31, 2007 compared to the same periods in 2006. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended December 31, 2007, adjusted average capital grew at 35.5% while the adjusted return on capital declined from 14.7% to 11.2%. For the year ended December 31, 2007, adjusted average capital grew at 29.5% while the adjusted return on capital declined from 14.3% to 12.1%.
Pricing changes implemented in the third quarter of 2006 positively impacted growth in adjusted average capital and negatively impacted the adjusted return on capital for the 2007 periods. We believe the strategy of accepting lower returns on capital in exchange for higher growth rates has been successful to date. First, we believe economic profit to date is higher than would have been achieved without the pricing change. Second, while the pricing changes have reduced revenue as a percentage of average capital (the “loan yield”), they have resulted in increases in the amount of capital invested and decreases in operating expenses as a percentage of adjusted average capital. We expect the negative impact to loan yields will moderate in 2008, but expect the positive impact on the rate of growth and operating efficiencies to continue for a longer period of time. While the changing competitive environment may provide additional opportunities to adjust pricing going forward, we believe our current pricing strategy will result in continued improvements in economic profit in 2008 and 2009.
The expectations outlined above depend on the Company’s ability to continue to grow loan originations and produce collection results consistent with expectations.

The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for the last four quarters and for each of the last two years compared to the same period in the prior year:

	For the Three Months Ended				For the Year Ended December 31,
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	2007	2006
Adjusted revenue as a percentage of adjusted average capital	35.7%	32.3%	32.5%	31.7%	32.9%	37.1%

Adjusted operating expenses as a percentage of adjusted average capital	14.1%	13.6%	13.6%	14.7%	14.0%	15.1%

Percentage change in adjusted average capital	20.8%	29.4%	34.2%	35.5%	29.5%	4.8%
Fourth quarter operating expenses were impacted by higher than normal sales and marketing expenses as a result of expenses associated with our annual Dealer-Partner convention ($1.1 million pre-tax), and higher salaries and wages as a result of a change in the expected vesting period of previously issued performance based restricted stock and restricted stock units ($1.2 million pre-tax). Pre-tax expense related to restricted stock and restricted stock units was $2.3 million and $4.6 million for the three and twelve months ended December 31, 2007, respectively, compared to $0.2 million and $0.6 million for the same periods in 2006.

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Adjusted net income
GAAP net income	$12,484	$8,495		$54,916	$58,640
Floating yield adjustment (after-tax)	1,591	917		3,555	359
License fee yield adjustment (after-tax)	1,353	(824)		4,986	(2,759)
Loss (gain) from discontinued United Kingdom segment and other related items (after-tax) (1)	323	14		(760)	207
Litigation expenses (after-tax) (2)	—	7,045		406	7,045
Interest expense related to interest rate swap agreement (3)	302	—		302	—
Adjustment resulting in comparable tax rate for both periods (4)	(189)	189		(4)	4

Adjusted net income	$15,864	$15,836	0.2%	$63,401	$63,496	-0.1%

Adjusted net income per diluted share	$0.51	$0.50	2.0%	$2.04	$1.80	13.3%
Diluted weighted average shares outstanding	30,897,546	31,569,813	-2.1%	31,153,688	35,283,478	-11.7%

Adjusted average capital
GAAP average debt	$515,031	$365,708		$469,704	$259,802
GAAP average shareholders’ equity	256,838	209,927		238,050	290,215
Floating yield adjustment	9,784	6,406		8,198	5,510
License fee yield adjustment	(4,011)	(8,082)		(5,839)	(7,045)

Adjusted average capital	$777,642	$573,959	35.5%	$710,113	$548,482	29.5%

Adjusted return on capital
Adjusted net income	$15,864	$15,836		$63,401	$63,496
Interest expense after-tax	5,928	5,203		22,798	14,699

Adjusted net income plus interest expense after-tax	$21,791	$21,039	3.6%	$86,199	$78,195	10.2%

Adjusted return on capital (5)	11.2%	14.7%	-23.6%	12.1%	14.3%	-14.9%

Economic profit
Adjusted return on capital	11.2%	14.7%		12.1%	14.3%
Cost of capital (6)	6.8%	7.3%		7.0%	8.1%

Adjusted return on capital in excess of cost of capital	4.4%	7.4%		5.1%	6.2%
Adjusted average capital	$777,642	$573,959		$710,113	$548,482

Economic profit	$8,491	$10,562	-19.6%	$36,193	$33,892	6.8%

(1)	On December 30, 2005, the Company sold the remaining consumer loan portfolio of its United Kingdom subsidiary.

(2)	During the fourth quarter of 2006, the Company provided for $11.2 million pre-tax of additional legal expenses related to an increase in its estimated loss related to a class action lawsuit in the state of Missouri. The Company expects litigation of this size and nature to be infrequent. The Company provided for an additional $0.6 million pre-tax of legal expenses related to the lawsuit during 2007. Pursuant to the Memorandum of Understanding reached in February 2007, the Company transferred funds into a Qualified Settlement Fund in June and December, 2007. The Court entered the Order and Final Judgment on December 5, 2007, and the appeal period lapsed on January 19, 2008.

(3)	The three month period ended December 31, 2007 includes $0.5 million in interest expense related to an interest rate swap on our secured financing that was completed in October 2007. The interest rate swap converts the floating portion of the secured financing debt to a fixed rate. As rates decreased during the fourth quarter, the market value of the interest rate swap declined. However, this decline in market value does not impact the amount of interest we actually pay on the secured financing. Since we intend to hold the interest rate swap until maturity, the additional interest expense recorded in the fourth quarter will reverse by the maturity date.

(4)	This adjustment allows the reader to compare the current period to the prior period assuming a comparable tax rate in both periods.

(5)	Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.

(6)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months and year ended December 31, 2007, the average 30 year treasury rate was 4.6% and 4.8%, respectively. The pre-tax average cost of debt was 7.3% and 7.8%, respectively.

	For the Three Months Ended				For the Year Ended December 31,
(Dollars in thousands)	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	2007	2006

Adjusted revenue
GAAP total revenue	$57,351	$58,286	$61,058	$63,232	$239,927	$219,332
Floating yield adjustment	131	979	2,008	2,525	5,643	570
License fee yield adjustment	2,483	1,816	1,470	2,150	7,919	(4,379)
Provision for credit losses	(3,723)	(3,968)	(5,629)	(6,345)	(19,665)	(11,882)

	$56,242	$57,113	$58,907	$61,562	$233,824	$203,641

Adjusted average capital
GAAP average debt	$412,715	$473,141	$477,930	$515,031	$469,704	$259,802
GAAP average shareholders’ equity	217,977	233,465	243,922	256,838	238,050	290,215
Floating yield adjustment	6,587	8,073	8,348	9,784	8,198	5,510
License fee yield adjustment	(7,684)	(6,345)	(5,316)	(4,011)	(5,839)	(7,045)

	$629,595	$708,334	$724,884	$777,642	$710,113	$548,482

Adjusted revenue as a percentage of adjusted average capital	35.7%	32.3%	32.5%	31.7%	32.9%	37.1%

Adjusted operating expenses
GAAP salaries and wages	$11,861	$13,092	$13,620	$16,823	$55,396	$41,015
GAAP general and administrative	5,917	7,359	7,266	6,729	27,271	36,485
GAAP sales and marketing	4,472	4,144	3,835	4,990	17,441	16,624
Litigation expense	—	(500)	(145)	—	(645)	(11,183)

	$22,250	$24,095	$24,576	$28,542	$99,463	$82,941

Adjusted operating expenses as a percentage of adjusted average capital	14.1%	13.6%	13.6%	14.7%	14.0%	15.1%

Percentage change in adjusted average capital compared to the same period in the prior year	20.8%	29.4%	34.2%	35.5%	29.5%	4.8%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
License Fee Yield Adjustment
The purpose of this adjustment is to make revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though license fees had always been recorded as a yield adjustment.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statement since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2006, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast the amount and timing of future collections could have a material adverse effect on our results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	Our ability to maintain and grow the business is dependent on our ability to continue to access funding sources and obtain capital on favorable terms.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	The substantial regulation to which we are subject limits the business, and such regulation or changes in such regulation could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer finance market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Revenue:
Finance charges	$58,233	$47,205	$220,473	$188,605
License fees	57	3,889	283	13,589
Other income	4,942	4,729	19,171	17,138

Total revenue	63,232	55,823	239,927	219,332

Costs and expenses:
Salaries and wages	16,823	9,548	55,396	41,015
General and administrative	6,729	17,360	27,271	36,485
Sales and marketing	4,990	4,917	17,441	16,624
Provision for credit losses	6,345	3,437	19,947	11,006
Interest	9,888	8,259	36,669	23,330
Other expense	17	49	91	226

Total costs and expenses	44,792	43,570	156,815	128,686

Operating income	18,440	12,253	83,112	90,646
Foreign currency gain (loss)	5	(18)	69	(6)

Income from continuing operations before provision for income taxes	18,445	12,235	83,181	90,640
Provision for income taxes	6,180	3,726	29,567	31,793

Income from continuing operations	12,265	8,509	53,614	58,847

Discontinued operations
Loss from discontinued United Kingdom operations	(282)	(20)	(562)	(297)
Benefit for income taxes	(501)	(6)	(1,864)	(90)

Gain (loss) on discontinued operations	219	(14)	1,302	(207)

Net income	$12,484	$8,495	$54,916	$58,640

Net income per common share:
Basic	$0.42	$0.28	$1.83	$1.78

Diluted	$0.40	$0.27	$1.76	$1.66

Income from continuing operations per common share:
Basic	$0.41	$0.28	$1.78	$1.78

Diluted	$0.40	$0.27	$1.72	$1.67

Gain (loss) from discontinued operations per common share:
Basic	$0.01	$(0.00)	$0.04	$(0.01)

Diluted	$0.01	$(0.00)	$0.04	$(0.01)

Weighted average shares outstanding:
Basic	30,007,476	29,921,196	30,053,129	33,035,693
Diluted	30,897,546	31,569,813	31,153,688	35,283,478

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
	2007	2006
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$712	$8,528
Restricted cash and cash equivalents	74,102	45,609
Restricted securities available for sale	3,290	3,564

Loans receivable (including $16,125 and $23,038 from affiliates as of December 31, 2007 and December 31, 2006, respectively)	944,698	754,571
Allowance for credit losses	(134,145)	(128,791)

Loans receivable, net	810,553	625,780

Property and equipment, net	20,124	16,203
Income taxes receivable	20,712	11,734
Other assets	12,689	13,795

Total Assets	$942,182	$725,213

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$79,834	$78,294
Line of credit	36,300	38,400
Secured financing	488,065	345,144
Mortgage note and capital lease obligations	7,765	8,631
Deferred income taxes, net	64,768	44,397

Total Liabilities	676,732	514,866

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,240,859 and 30,179,959 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	302	302
Paid-in capital	4,134	828
Retained earnings	261,001	209,253
Accumulated other comprehensive income (loss), net of tax of $(7) and $19 at December 31, 2007 and December 31, 2006, respectively	13	(36)

Total Shareholders’ Equity	265,450	210,347

Total Liabilities and Shareholders’ Equity	$942,182	$725,213